The information in this preliminary pricing supplement is not complete and may be changed.  This preliminary pricing supplement is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion dated October 2, 2017

October , 2017	Registration Statement Nos. 333-209682 and 333-209682-01; Rule 424(b)(2)

JPMorgan Chase Financial Company LLC
Structured Investments

Uncapped Return Enhanced Notes Linked to the OMX Stockholm 30 Index, Converted into U.S. Dollars, due October 31, 2019

Fully and Unconditionally Guaranteed by JPMorgan Chase & Co.

•	The Notes are designed for investors who seek an uncapped return of at least 1.45 times any appreciation of the OMX Stockholm 30 Index, as converted into U.S. dollars, at maturity.

•	Because the closing levels of the Index are converted into U.S. dollars for purposes of calculating the payment at maturity, the payment at maturity is dependent on the performance of the Index and changes in the exchange rate of Swedish kronor per U.S. dollar.

•	Investors should be willing to forgo interest and dividend payments and be willing to lose some or all of their principal amount at maturity.

•	The Notes are unsecured and unsubordinated obligations of JPMorgan Chase Financial Company LLC, which we refer to as JPMorgan Financial, the payment on which is fully and unconditionally guaranteed by JPMorgan Chase & Co. Any payment on the Notes is subject to the credit risk of JPMorgan Financial, as issuer of the Notes, and the credit risk of JPMorgan Chase & Co., as guarantor of the Notes.

•	Minimum denominations of $1,000 and integral multiples thereof

•	The Notes are expected to price on or about October 26, 2017 and are expected to settle on or about October 31, 2017.

•	CUSIP: 48129HEU7

Investing in the Notes involves a number of risks.  See “Risk Factors” beginning on page PS-8 of the accompanying product supplement and “Selected Risk Considerations” beginning on page PS-3 of this pricing supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, prospectus supplement and prospectus.  Any representation to the contrary is a criminal offense.

	Price to Public (1)	Fees and Commissions (2)	Proceeds to Issuer
Per Note	$1,000	$	$
Total	$	$	$

(1) See “Supplemental Use of Proceeds” in this pricing supplement for information about the components of the price to public of the Notes.

(2) J.P. Morgan Securities LLC, which we refer to as JPMS, acting as agent for JPMorgan Financial, will pay all of the selling commissions it receives from us to other affiliated or unaffiliated dealers.  In no event will these selling commissions exceed $15.00 per $1,000 principal amount Note.  See “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement.

If the Notes priced today, the estimated value of the Notes would be approximately $975.40 per $1,000 principal amount Note.  The estimated value of the Notes, when the terms of the Notes are set, will be provided in the pricing supplement and will not be less than $960.00 per $1,000 principal amount Note.  See “The Estimated Value of the Notes” in this pricing supplement for additional information.

The Notes are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

Pricing supplement to product supplement no. 5-I dated April 15, 2016 and the prospectus and prospectus supplement, each dated April 15, 2016

Key Terms

Issuer: JPMorgan Chase Financial Company LLC, an indirect, wholly owned finance subsidiary of JPMorgan Chase & Co.

Guarantor: JPMorgan Chase & Co.

Index: The OMX Stockholm 30 Index (Bloomberg ticker: OMX)

Upside Leverage Factor: At least 1.45 (to be provided in the pricing supplement)

Exchange Rate: Notwithstanding anything to the contrary in the accompanying product supplement, on any day, an exchange rate expressed as the number of Swedish kronor per U.S. dollar as reported by Thomson Reuters (“Reuters”) on Reuters page “WMRSPOT07,” or any substitute Reuters page, at approximately 4:00 p.m. Greenwich Mean Time, without any rounding.  The Exchange Rate increases as the U.S. dollar appreciates relative to the Swedish krona and decreases as the U.S. dollar depreciates relative to the Swedish krona.

Underlying Currency: The Swedish krona

Currency Business Day: A day, as determined by the calculation agent, on which (a) dealings in foreign currency in accordance with the practice of the foreign exchange market occur in the City of New York and the principal financial center for the Underlying Currency (which is Stockholm, Sweden) and (b) banking institutions in the City of New York and that principal financial center are not otherwise authorized or required by law, regulation or executive order to close

Initial Valuation Date: On or about October 26, 2017

Original Issue Date (Settlement Date): On or about October 31, 2017

Final Valuation Date*: October 28, 2019

Maturity Date*: October 31, 2019

* Subject to postponement in the event of a market disruption event and as described under “General Terms of Notes — Postponement of a Determination Date — Notes Linked to a Single Underlying” and “General Terms of Notes — Postponement of a Payment Date” in the accompanying product supplement

Payment at Maturity:

If the Final Value is greater than the Initial Value, your payment at maturity per $1,000 principal amount Note will be calculated as follows:

$1,000 + ($1,000 × Index Return × Upside Leverage Factor)

If the Final Value is equal to the Initial Value, you will receive the principal amount of your Notes at maturity.

If the Final Value is less than the Initial Value, your payment at maturity per $1,000 principal amount Note will be calculated as follows:

$1,000 + ($1,000 × Index Return)

If the Final Value is less than the Initial Value, you will lose some or all of your principal amount at maturity.  Additionally, if the value of the U.S. dollar appreciates against the Swedish krona, you may lose some or all of your principal amount at maturity, even if the closing level of the Index has increased or remained flat during the term of the Notes.

Index Return:

The performance of the Index, converted into U.S. dollars, from the Initial Value to the Final Value, calculated as follows:

(Final Value – Initial Value)
Initial Value

Initial Value: The adjusted closing level of the Index on the Initial Valuation Date

Final Value: The adjusted closing level of the Index on the Final Valuation Date

Adjusted closing level: Notwithstanding anything to the contrary in the accompanying product supplement, on any day, the closing level of the Index on that day divided by the Exchange Rate on that day.  Assuming no change in the closing level of the Index, the adjusted closing level of the Index increases when the Exchange Rate decreases (i.e., the U.S. dollar depreciates relative the Swedish krona) and decreases when the Exchange Rate increases (i.e., the U.S. dollar depreciates relative the Swedish krona).

PS-1 | Structured Investments Uncapped Return Enhanced Notes Linked to the OMX Stockholm 30 Index, Converted into U.S. Dollars

Hypothetical Payout Profile

The following table illustrates the hypothetical total return and payment at maturity on the Notes linked to a hypothetical Index.  The “total return” as used in this pricing supplement is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 principal amount Note to $1,000.  The hypothetical total returns and payments set forth below assume the following:

•	a closing level of the Index on the Initial Valuation Date of 100.00;

•	an Exchange Rate on the Initial Valuation Date of 8.00;

•	an Initial Value of 12.50 (equal to the hypothetical closing level of the Index on the Initial Valuation Date divided by the hypothetical Exchange Rate on the Initial Valuation Date); and

•	an Upside Leverage Factor of 1.45.

The hypothetical closing level of the Index on the Initial Valuation Date of 100.00, the hypothetical Exchange Rate on the Initial Valuation Date of 8.00 and the hypothetical Initial Value of 12.50 have been chosen for illustrative purposes only and may not represent a likely actual closing level of the Index on the Initial Valuation Date, Exchange Rate on the Initial Valuation Date or Initial Value, respectively.  The actual Initial Value will be the closing level of the Index on the Initial Valuation Date divided by the Exchange Rate on the Initial Valuation Date and will be provided in the pricing supplement.  For historical data regarding the actual closing levels of the Index, converted into U.S. dollars, please see the historical information set forth under “The Index and the Exchange Rate” in this pricing supplement.

Each hypothetical total return or hypothetical payment at maturity set forth below is for illustrative purposes only and may not be the actual total return or payment at maturity applicable to a purchaser of the Notes.  The numbers appearing in the following table have been rounded for ease of analysis.

Final Value	Index Return	Total Return on the Notes	Payment at Maturity
20.6250	65.00%	94.250%	$1,942.50
18.7500	50.00%	72.500%	$1,725.00
17.5000	40.00%	58.000%	$1,580.00
16.2500	30.00%	43.500%	$1,435.00
15.0000	20.00%	29.000%	$1,290.00
13.7500	10.00%	14.500%	$1,145.00
13.1250	5.00%	7.250%	$1,072.50
12.8125	2.50%	3.625%	$1,036.25
12.5000	0.00%	0.000%	$1,000.00
12.4988	-0.01%	-0.010%	$999.90
11.8750	-5.00%	-5.000%	$950.00
11.2500	-10.00%	-10.000%	$900.00
10.0000	-20.00%	-20.000%	$800.00
8.7500	-30.00%	-30.000%	$700.00
7.5000	-40.00%	-40.000%	$600.00
6.2500	-50.00%	-50.000%	$500.00
5.0000	-60.00%	-60.000%	$400.00
3.7500	-70.00%	-70.000%	$300.00
2.5000	-80.00%	-80.000%	$200.00
1.2500	-90.00%	-90.000%	$100.00
0.0000	-100.00%	-100.000%	$0.00

PS-2 | Structured Investments Uncapped Return Enhanced Notes Linked to the OMX Stockholm 30 Index, Converted into U.S. Dollars

How the Notes Work

Upside Scenario:

If the Final Value is greater than the Initial Value, investors will receive at maturity the $1,000 principal amount plus a return equal to the Index Return times the Upside Leverage Factor of at least 1.45.

•	Assuming a hypothetical Upside Leverage Factor of 1.45, if the adjusted closing level of the Index increases 10.00%, investors will receive at maturity a 14.50% return, or $1,145.00 per $1,000 principal amount Note.

Par Scenario:

If the Final Value is equal to the Initial Value, investors will receive at maturity the principal amount of their Notes.

Downside Scenario:

If the Final Value is less than the Initial Value, investors will lose 1% of the principal amount of their Notes for every 1% that the Final Value is less than the Initial Value.

•	For example, if the adjusted closing level of the Index declines 60.00%, investors will lose 60.00% of their principal amount and receive only $400.00 per $1,000 principal amount Note at maturity.

The hypothetical returns and hypothetical payments on the Notes shown above apply only if you hold the Notes for their entire term.  These hypotheticals do not reflect the fees or expenses that would be associated with any sale in the secondary market.  If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

Hypothetical Examples of Index Return Calculations

The following examples illustrate how the Index Return is calculated in different hypothetical scenarios, based on the assumptions set forth under “Hypothetical Payout Profile” above.  The hypothetical Index Returns set forth below are for illustrative purposes only and may not be the actual Index Returns.  The numbers appearing in the following examples have been rounded for ease of analysis.

Example 1: The closing level of the Index increases from 100.00 on the Initial Valuation Date to 110.00 on the Final Valuation Date, and the Exchange Rate on the Final Valuation Date remains flat at 8.00 from the Initial Valuation Date to the Final Valuation Date (i.e., the U.S. dollar remains flat relative to the Swedish krona).

The Final Value is equal to:

110.00 / 8.00 = 13.75

Because the Final Value of 13.75 is greater than the Initial Value of 12.50, the Index Return is positive and is equal to 10.00%.

Example 2: The closing level of the Index increases from 100.00 on the Initial Valuation Date to 110.00 on the Final Valuation Date, but the Exchange Rate increases from 8.00 on the Initial Valuation Date to 10.00 on the Final Valuation Date (i.e., the U.S. dollar appreciates relative to the Swedish krona).

The Final Value of the Index is equal to:

110.00 / 10.00 = 11.00

Even though the closing level of the Index has increased by 10.00%, because the Exchange Rate has increased by 25.00%, the Final Value of 11.00 is less than the Initial Value of 12.50, and the Index Return is negative and is equal to -12.00%.

Example 3: The closing level of the Index decreases from 100.00 on the Initial Valuation Date to 90.00 on the Final Valuation Date, but the Exchange Rate decreases from 8.00 on the Initial Valuation Date to 6.40 on the Final Valuation Date (i.e., the U.S. dollar depreciates relative to the Swedish krona).

The Final Value is equal to:

90.00 / 6.40 = 14.0625

Even though the closing level of the Index has decreased by 10.00%, because the Exchange Rate has decreased by 20.00%, the Final Value of 14.0625 is greater than the Initial Value of 12.50, and the Index Return is positive and is equal to 12.50%.

Example 4: The closing level of the Index decreases from 100.00 on the Initial Valuation Date to 90.00 on the Final Valuation Date, and the Exchange Rate increases from 8.00 on the Initial Valuation Date to 10.00 on the Final Valuation Date (i.e., the U.S. dollar appreciates relative to the Swedish krona).

The Final Value is equal to:

90.00 / 10.00 = 9.00

Because the Final Value of 9.00 is less than the Initial Value of 12.50, the Index Return is negative and is equal to -28.00%.

Selected Risk Considerations

An investment in the Notes involves significant risks.  These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement.

•	YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS —

The Notes do not guarantee any return of principal.  The return on the Notes at maturity is dependent on the performance of the Index and changes in the Exchange Rate.  If the Final Value is less than the Initial Value, you will lose 1% of the principal amount

PS-3 | Structured Investments Uncapped Return Enhanced Notes Linked to the OMX Stockholm 30 Index, Converted into U.S. Dollars of your Notes for every 1% that the Final Value is less than the Initial Value.  Accordingly, under these circumstances, you will lose some of your principal amount at maturity.

•	AN INCREASE IN THE VALUE OF THE U.S. DOLLAR RELATIVE TO THE SWEDISH KRONA MAY ADVERSELY AFFECT YOUR RETURN ON THE NOTES —

The return on the Notes at maturity is based on the performance of the Index and the Exchange Rate.  The Final Value is determined based on the adjusted closing level of the Index, which is the closing level of the Index, converted into U.S. dollars based on the Exchange Rate.  Accordingly, any appreciation of the U.S. dollar relative to the Swedish krona (or, conversely, any depreciation of the Swedish krona relative to the U.S. dollar) may adversely affect your return on the Notes at maturity.

•	CREDIT RISKS OF JPMORGAN FINANCIAL AND JPMORGAN CHASE & CO. —

Investors are dependent on our and JPMorgan Chase & Co.’s ability to pay all amounts due on the Notes.  Any actual or potential change in our or JPMorgan Chase & Co.’s creditworthiness or credit spreads, as determined by the market for taking that credit risk, is likely to adversely affect the value of the Notes.  If we and JPMorgan Chase & Co. were to default on our payment obligations, you may not receive any amounts owed to you under the Notes and you could lose your entire investment.

•	AS A FINANCE SUBSIDIARY, JPMORGAN FINANCIAL HAS NO INDEPENDENT OPERATIONS AND HAS LIMITED ASSETS —

As a finance subsidiary of JPMorgan Chase & Co., we have no independent operations beyond the issuance and administration of our securities.  Aside from the initial capital contribution from JPMorgan Chase & Co., substantially all of our assets relate to obligations of our affiliates to make payments under loans made by us or other intercompany agreements.  As a result, we are dependent upon payments from our affiliates to meet our obligations under the Notes.  If these affiliates do not make payments to us and we fail to make payments on the Notes, you may have to seek payment under the related guarantee by JPMorgan Chase & Co., and that guarantee will rank pari passu with all other unsecured and unsubordinated obligations of JPMorgan Chase & Co.

•	POTENTIAL CONFLICTS —

We and our affiliates play a variety of roles in connection with the Notes.  In performing these duties, our and JPMorgan Chase & Co.’s economic interests are potentially adverse to your interests as an investor in the Notes.  It is possible that hedging or trading activities of ours or our affiliates in connection with the Notes could result in substantial returns for us or our affiliates while the value of the Notes declines.  Please refer to “Risk Factors — Risks Relating to Conflicts of Interest” in the accompanying product supplement.

•	THE NOTES DO NOT PAY INTEREST.

•	YOU WILL NOT RECEIVE DIVIDENDS ON THE SECURITIES INCLUDED IN THE INDEX OR HAVE ANY RIGHTS WITH RESPECT TO THOSE SECURITIES.

•	CHANGES IN THE VALUE AND EXCHANGE RATE OF THE INDEX MAY OFFSET EACH OTHER —

The Notes are linked to the Index, converted into U.S. dollars.  Price movements in the Index and movements in the Exchange Rate may not correlate with each other.  At a time when the value or Exchange Rate of the Index increases, the Exchange Rate or value, respectively, of the Index may decline.  Therefore, in calculating the Final Value, increases in the value or Exchange Rate of the Index may be moderated, or more than offset, by declines in the Exchange Rate or value, respectively, of the Index.  There can be no assurance that the Final Value will be greater than or equal to the Initial Value.

•	NON-U.S. SECURITIES RISK —

The equity securities included in the Index have been issued by non-U.S. companies.  Investments in securities linked to the value of such non-U.S. equity securities involve risks associated with the securities markets in the home countries of the issuers of those non-U.S. equity securities.  Also, there is generally less publicly available information about companies in some of these jurisdictions than there is about U.S. companies that are subject to the reporting requirements of the SEC.

•	THE NOTES ARE SUBJECT TO CURRENCY EXCHANGE RISK —

Foreign currency exchange rates vary over time, and may vary considerably during the term of the Notes.  The value of the U.S. dollar relative to the Swedish krona is at any moment a result of the supply and demand for that currency.  Changes in foreign currency exchange rates result over time from the interaction of many factors directly or indirectly affecting economic and political conditions in the United States and Sweden, and economic and political developments in other relevant countries.  Of particular importance to potential currency exchange risk are:

•	existing and expected rates of inflation;

PS-4 | Structured Investments Uncapped Return Enhanced Notes Linked to the OMX Stockholm 30 Index, Converted into U.S. Dollars

•	existing and expected interest rate levels;

•	the balance of payments in the United States and Sweden and between each country and its major trading partners;

•	political, civil or military unrest in the United States or Sweden; and

•	the extent of governmental surplus or deficit in the United States or Sweden.

All of these factors are, in turn, sensitive to the monetary, fiscal and trade policies pursued by the United States, Sweden and those of other countries important to international trade and finance.

•	CUrrency exchange risks can be expected to heighten in periods of financial turmoil —

In periods of financial turmoil, capital can move quickly out of regions that are perceived to be more vulnerable to the effects of a crisis than others with sudden and severely adverse consequences to the currencies of those regions.  In addition, governments around the world, including the United States government and governments of other major world currencies, have recently made, and may be expected to continue to make, very significant interventions in their economies, and sometimes directly in their currencies.  Such interventions affect currency exchange rates globally and, in particular, the value of the U.S. dollar relative to the Swedish krona.  Further interventions, other government actions or suspensions of actions, as well as other changes in government economic policy or other financial or economic events affecting the currency markets, may cause currency exchange rates to fluctuate sharply in the future, which could have a material adverse effect on the value of the Notes and your return on the Notes at maturity.

•	ALTHOUGH THE SWEDISH KRONA AND THE U.S. DOLLAR TRADE AROUND THE CLOCK, THE NOTES WILL NOT —

Because the inter-bank market in foreign currencies is a global, around-the-clock market, the hours of trading for the Notes, if any, will not conform to the hours during which the Swedish krona and the U.S. dollar are traded.  Consequently, significant price and rate movements may take place in the underlying foreign exchange markets that will not be reflected immediately in the price of the Notes.  Additionally, there is no systematic reporting of last-sale information for foreign currencies which, combined with the limited availability of quotations to individual investors, may make it difficult for many investors to obtain timely and accurate data regarding the state of the underlying foreign exchange markets.

•	LACK OF LIQUIDITY —

The Notes will not be listed on any securities exchange.  Accordingly, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which JPMS is willing to buy the Notes.  You may not be able to sell your Notes.  The Notes are not designed to be short-term trading instruments.  Accordingly, you should be able and willing to hold your Notes to maturity.

•	THE FINAL TERMS AND VALUATION OF THE NOTES WILL BE PROVIDED IN THE PRICING SUPPLEMENT —

You should consider your potential investment in the Notes based on the minimums for the estimated value of the Notes and the Upside Leverage Factor.

•	THE ESTIMATED VALUE OF THE NOTES WILL BE LOWER THAN THE ORIGINAL ISSUE PRICE (PRICE TO PUBLIC) OF THE NOTES —

The estimated value of the Notes is only an estimate determined by reference to several factors.  The original issue price of the Notes will exceed the estimated value of the Notes because costs associated with selling, structuring and hedging the Notes are included in the original issue price of the Notes.  These costs include the selling commissions, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the Notes and the estimated cost of hedging our obligations under the Notes.  See “The Estimated Value of the Notes” in this pricing supplement.

•	THE ESTIMATED VALUE OF THE NOTES DOES NOT REPRESENT FUTURE VALUES OF THE NOTES AND MAY DIFFER FROM OTHERS’ ESTIMATES —

See “The Estimated Value of the Notes” in this pricing supplement.

•	THE ESTIMATED VALUE OF THE NOTES IS DERIVED BY REFERENCE TO AN INTERNAL FUNDING RATE —

The internal funding rate used in the determination of the estimated value of the Notes is based on, among other things, our and our affiliates’ view of the funding value of the Notes as well as the higher issuance, operational and ongoing liability management costs of the Notes in comparison to those costs for the conventional fixed-rate debt of JPMorgan Chase & Co. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the Notes and any secondary market prices of the Notes.  See “The Estimated Value of the Notes” in this pricing supplement.

PS-5 | Structured Investments Uncapped Return Enhanced Notes Linked to the OMX Stockholm 30 Index, Converted into U.S. Dollars

•	THE VALUE OF THE NOTES AS PUBLISHED BY JPMS (AND WHICH MAY BE REFLECTED ON CUSTOMER ACCOUNT STATEMENTS) MAY BE HIGHER THAN THE THEN-CURRENT ESTIMATED VALUE OF THE NOTES FOR A LIMITED TIME PERIOD —

We generally expect that some of the costs included in the original issue price of the Notes will be partially paid back to you in connection with any repurchases of your Notes by JPMS in an amount that will decline to zero over an initial predetermined period.  See “Secondary Market Prices of the Notes” in this pricing supplement for additional information relating to this initial period.  Accordingly, the estimated value of your Notes during this initial period may be lower than the value of the Notes as published by JPMS (and which may be shown on your customer account statements).

•	SECONDARY MARKET PRICES OF THE NOTES WILL LIKELY BE LOWER THAN THE ORIGINAL ISSUE PRICE OF THE NOTES —

Any secondary market prices of the Notes will likely be lower than the original issue price of the Notes because, among other things, secondary market prices take into account our internal secondary market funding rates for structured debt issuances and, also, because secondary market prices (a) exclude selling commissions  and (b) may exclude projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the Notes.  As a result, the price, if any, at which JPMS will be willing to buy the Notes from you in secondary market transactions, if at all, is likely to be lower than the original issue price.  Any sale by you prior to the Maturity Date could result in a substantial loss to you.

•	SECONDARY MARKET PRICES OF THE NOTES WILL BE IMPACTED BY MANY ECONOMIC AND MARKET FACTORS —

The secondary market price of the Notes during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, projected hedging profits, if any, estimated hedging costs and the level of the Index.  Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the Notes, which may also be reflected on customer account statements.  This price may be different (higher or lower) than the price of the Notes, if any, at which JPMS may be willing to purchase your Notes in the secondary market.  See “Risk Factors — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — Secondary market prices of the Notes will be impacted by many economic and market factors” in the accompanying product supplement.

PS-6 | Structured Investments Uncapped Return Enhanced Notes Linked to the OMX Stockholm 30 Index, Converted into U.S. Dollars

The Index and the Exchange Rate

The Index is a price return index that tracks a limited number of shares that correlate with the stocks listed on NASDAQ Stockholm AB.  For additional information about the Index, see Annex A in this pricing supplement.

Historical Information — Adjusted Index Performance

The following graph sets forth the historical performance of the Index, converted into U.S. dollars, from January 6, 2012 through September 29, based on the weekly closing levels of the Index and the exchange rate of the Underlying Currency as reported by the Bloomberg Professional® service (“Bloomberg”) on the relevant dates.  The exchange rates used in this graph were determined by reference to the rates reported by Bloomberg and may not be indicative of the Index performance, converted into U.S. dollars using the Exchange Rates derived from the applicable Reuters page as set forth under “Key Terms — Exchange Rate” in this pricing supplement.  The adjusted closing level of the Index on September 29, 2017 was 200.63308.  We obtained the closing levels of the Index and the exchange rates used to construct the graph below from Bloomberg and the Exchange Rate used to calculate the adjusted closing level from Reuters, in each case without independent verification.

Historical Information — Index Performance

The following graph sets forth the historical performance of the Index based on the weekly historical closing levels of the Index from January 6, 2012 through September 29, 2017.  The closing level of the Index on September 29, 2017 was 1,637.818.  We obtained the closing levels above and below from Bloomberg, without independent verification.

PS-7 | Structured Investments Uncapped Return Enhanced Notes Linked to the OMX Stockholm 30 Index, Converted into U.S. Dollars

Historical Information — Exchange Rate

The graph below sets forth the historical performance of the Swedish krona expressed in terms of the conventional market quotation (which is the amount of Swedish krona that can be exchanged for one U.S. dollar), as shown on Bloomberg, from January 6, 2012 through September 29, 2017.  The exchange rate of the Swedish krona relative to the U.S. dollar, as shown on Bloomberg, on September 29, 2017 was 8.1466.  The Exchange Rate on September 29, 2017 was 8.16325, determined in the manner set forth under “Key Terms — Exchange Rate” in this pricing supplement.

The exchange rates set forth above and displayed in the graph below are for illustrative purposes only and do not form part of the calculation of the Index Return.  The adjusted closing level of the Index, assuming no change in the closing level of the Index, increases when the Exchange Rate decreases (i.e., the U.S. dollar depreciates relative the Swedish krona) and decreases when the Exchange Rate increases (i.e., the U.S. dollar appreciates relative the Swedish krona).

The historical exchange rates in the graph below were determined using the rates reported by Bloomberg, which is not the source of the Exchange Rate.  The Exchange Rate is determined based on the applicable rate displayed on the applicable Reuters page as set forth under “Key Terms — Exchange Rate” in this pricing supplement.

The historical closing levels of the Index and values of the Exchange Rate should not be taken as an indication of future performance, and no assurance can be given as to the closing level of the Index or the value of the Exchange Rate on the Initial Valuation Date or the Final Valuation Date.  There can be no assurance that the performance of the Index and the Exchange Rate will result in the return of any of your principal amount.

PS-8 | Structured Investments Uncapped Return Enhanced Notes Linked to the OMX Stockholm 30 Index, Converted into U.S. Dollars

Tax Treatment

You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 5-I.  The following discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of Notes.

Based on current market conditions, in the opinion of our special tax counsel it is reasonable to treat the Notes as “open transactions” that are not debt instruments for U.S. federal income tax purposes, as more fully described in “Material U.S. Federal Income Tax Consequences — Tax Consequences to U.S. Holders — Notes Treated as Open Transactions That Are Not Debt Instruments” in the accompanying product supplement.  Assuming this treatment is respected, the gain or loss on your Notes should be treated as long-term capital gain or loss if you hold your Notes for more than a year, whether or not you are an initial purchaser of Notes at the issue price.  However, the IRS or a court may not respect this treatment, in which case the timing and character of any income or loss on the Notes could be materially and adversely affected.  In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Notes, possibly with retroactive effect.  You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the Notes, including possible alternative treatments and the issues presented by this notice.

Withholding under legislation commonly referred to as “FATCA” may (if the Notes are recharacterized as debt instruments) apply to amounts treated as interest paid with respect to the Notes, as well as to payments of gross proceeds of a taxable disposition, including redemption at maturity, of a Note. However, under a recent IRS notice, this regime will not apply to payments of gross proceeds (other than any amount treated as interest) with respect to dispositions occurring before January 1, 2019. You should consult your tax adviser regarding the potential application of FATCA to the Notes.

The Estimated Value of the Notes

The estimated value of the Notes set forth on the cover of this pricing supplement is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the Notes, valued using the internal funding rate described below, and (2) the derivative or derivatives underlying the economic terms of the Notes.  The estimated value of the Notes does not represent a minimum price at which JPMS would be willing to buy your Notes in any secondary market (if any exists) at any time.  The internal funding rate used in the determination of the estimated value of the Notes is based on, among other things, our and our affiliates’ view of the funding value of the Notes as well as the higher issuance, operational and ongoing liability management costs of the Notes in comparison to those costs for the conventional fixed-rate debt of JPMorgan Chase & Co.  For additional information, see “Selected Risk Considerations — The Estimated Value of the Notes Is Derived by Reference to an Internal Funding Rate” in this pricing supplement.

The value of the derivative or derivatives underlying the economic terms of the Notes is derived from internal pricing models of our affiliates.  These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments.  Accordingly, the estimated value of the Notes is determined when the terms of the Notes are set based on market conditions and other relevant factors and assumptions existing at that time.

The estimated value of the Notes does not represent future values of the Notes and may differ from others’ estimates.  Different pricing models and assumptions could provide valuations for the Notes that are greater than or less than the estimated value of the Notes.  In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect.  On future dates, the value of the Notes could change significantly based on, among other things, changes in market conditions, our or JPMorgan Chase & Co.’s creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy Notes from you in secondary market transactions.

The estimated value of the Notes will be lower than the original issue price of the Notes because costs associated with selling, structuring and hedging the Notes are included in the original issue price of the Notes.  These costs include the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, the projected profits, if any, that our affiliates expect to realize for assuming

PS-9 | Structured Investments Uncapped Return Enhanced Notes Linked to the OMX Stockholm 30 Index, Converted into U.S. Dollars risks inherent in hedging our obligations under the Notes and the estimated cost of hedging our obligations under the Notes.  Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss.  A portion of the profits, if any, realized in hedging our obligations under the Notes may be allowed to other affiliated or unaffiliated dealers, and we or one or more of our affiliates will retain any remaining hedging profits.  See “Selected Risk Considerations — The Estimated Value of the Notes Will Be Lower Than the Original Issue Price (Price to Public) of the Notes” in this pricing supplement.

Secondary Market Prices of the Notes

For information about factors that will impact any secondary market prices of the Notes, see “Risk Factors — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — Secondary market prices of the Notes will be impacted by many economic and market factors” in the accompanying product supplement.  In addition, we generally expect that some of the costs included in the original issue price of the Notes will be partially paid back to you in connection with any repurchases of your Notes by JPMS in an amount that will decline to zero over an initial predetermined period.  These costs can include projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our internal secondary market funding rates for structured debt issuances.  This initial predetermined time period is intended to be the shorter of six months and one-half of the stated term of the Notes.  The length of any such initial period reflects the structure of the Notes, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the Notes and when these costs are incurred, as determined by our affiliates.  See “Selected Risk Considerations — The Value of the Notes as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than the Then-Current Estimated Value of the Notes for a Limited Time Period” in this pricing supplement.

Supplemental Use of Proceeds

The Notes are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the Notes.  See “Hypothetical Payout Profile,” “How the Notes Work” and “Hypothetical Examples of Index Return Calculations” in this pricing supplement for an illustration of the risk-return profile of the Notes and “The Index and the Exchange Rate” and Annex A in this pricing supplement for a description of the market exposure provided by the Notes.

The original issue price of the Notes is equal to the estimated value of the Notes plus the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the Notes, plus the estimated cost of hedging our obligations under the Notes.

Supplemental Plan of Distribution

We expect that delivery of the notes will be made against payment for the notes on or about the Original Issue Date set forth on the front cover of this pricing supplement, which will be the third business day following the Pricing Date of the notes (this settlement cycle being referred to as “T+3”).  Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to that trade expressly agree otherwise.  Accordingly, purchasers who wish to trade Notes on any date prior to two business days before delivery will be required to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisors.

Additional Terms Specific to the Notes

You may revoke your offer to purchase the Notes at any time prior to the time at which we accept such offer by notifying the applicable agent.  We reserve the right to change the terms of, or reject any offer to purchase, the Notes prior to their issuance.  In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase.  You may also choose to reject such changes, in which case we may reject your offer to purchase.

You should read this pricing supplement together with the accompanying prospectus, as supplemented by the accompanying prospectus supplement relating to our Series A medium-term notes of which these Notes are a part, and the more detailed information contained in the accompanying product supplement.  This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours.  You should carefully consider, among other things, the matters set forth in the “Risk Factors” section of the accompanying product supplement, as the Notes involve risks not associated with conventional debt securities.  We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Notes.

PS-10 | Structured Investments Uncapped Return Enhanced Notes Linked to the OMX Stockholm 30 Index, Converted into U.S. Dollars

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement no. 5-I dated April 15, 2016: http://www.sec.gov/Archives/edgar/data/19617/000095010316012646/crt_dp64832-424b2.pdf

•	Prospectus supplement and prospectus, each dated April 15, 2016: http://www.sec.gov/Archives/edgar/data/19617/000095010316012636/crt_dp64952-424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 1665650, and JPMorgan Chase & Co.’s CIK is 19617.  As used in this pricing supplement, “we,” “us” and “our” refer to JPMorgan Financial.

PS-11 | Structured Investments Uncapped Return Enhanced Notes Linked to the OMX Stockholm 30 Index, Converted into U.S. Dollars

Annex A

The OMX Stockholm 30 Index

All information contained in this pricing supplement regarding the OMX Stockholm 30 Index (the “Index”), including, without limitation, its make-up, method of calculation and changes in its components, has been derived from publicly available information, without independent verification.  This information reflects the policies of, and is subject to change by, Nasdaq, Inc. and its affiliates (“NASDAQ”).  The Index was developed is calculated, maintained and published by NASDAQ.  NASDAQ does not have any obligation to continue to publish, and may discontinue publication of, the Index.

The Index is reported by Bloomberg L.P. under the ticker symbol “OMX.”

The Index is a price return index that tracks a limited number of shares that correlate with the stocks listed on NASDAQ Stockholm AB (“NASDAQ Stockholm”).

The Index is under the supervision of an index ombudsman, independent of NASDAQ.

Selection Criteria

The Index consists of 30 shares, Swedish depositary receipts or similar shares that have the largest volume of trading, calculated in Swedish kronor, on NASDAQ Stockholm during a specified control period (being the six month period starting seven months before the applicable review date). To be eligible for inclusion, a security must meet the following criteria:

•	the share must be listed on NASDAQ Stockholm;

•	the share must be an “eligible share type”, as described below;

•	if a significant portion of the trading volume of a share that qualifies as an Index constituent is attributable to few exchange transactions within a limited time period so that registered volume is considered by NASDAQ not to be representative, NASDAQ may decide that the share will be ineligible for inclusion; and

•	if a company is subject to a public offer or if a bidder has disclosed its intention to raise such a bid in respect of a company that does not constitute an Index constituent, that company will no longer be eligible for inclusion in the Index.

If, during the control period (as described above), an index constituent is not among the 45 most traded shares on NASDAQ Stockholm, the relevant share will be replaced by the non-Index constituent with the highest traded volume during the control period. If a share is listed on NASDAQ Stockholm but (a) is not an Index constituent and (b) is among the 15 most traded shares on NASDAQ Stockholm during the control period, that share will replace the Index constituent with the lowest traded volume.

If a share is listed both in local currency and in Swedish krona (“Parallel Listed”), the volume of trading in the relevant share will be totaled in Swedish kronor each trading day. “Eligible share types”, as used above, means ordinary shares and depositary receipts. Security types generally not included in the Index are closed-end funds, convertible debentures, exchange-traded funds, limited partnership interests, rights, shares of limited liability companies, warrants and other derivative securities. If a company has listed multiple share classes, each of which is priced and traded separately, all share classes, except preferred shares, are considered for Index selection and are treated as separate constituents.

The Index is evaluated semi-annually to allow for continued and correct representation of changing equity markets.  The Index constituent selection criteria described above are applied using data through the end of November and May, respectively.  Index constituent additions and deletions are made effective after the close of last trading day of each December and June.

In the event the Index, at the expiry of the calendar half year, contains more than 30 Index constituents, NASDAQ may decide that the Index constituent which has the lowest turnover in Swedish krona, calculated during the control period, shall no longer be an Index constituent.

In the event the Index, at the expiry of the calendar half year, contains less than 30 Index constituents, NASDAQ will decide that the share of the company which has the highest turnover in Swedish krona calculated during the control period and which is not an Index constituent, shall be included in the Index.

PS-12 | Structured Investments Uncapped Return Enhanced Notes Linked to the OMX Stockholm 30 Index, Converted into U.S. Dollars

Index Calculation

The Index value reflects changes in the market value of Index constituents during the trading day. The Index is calculated without regard to ordinary dividends.  The Index is calculated according to the following formula:

where:

where:

The Index Divisor serves the purpose of scaling an Index Market Value to lower order of magnitude for reporting purposes.  The Index Divisor is adjusted to ensure that changes in the Index constituents either by corporate actions or index participation occurring outside of trading hours do not affect the value of the Index.  An Index Divisor change occurs after the close of the Index.  The Index Divisor for day (t) is calculated as the ratio of the Start Of Day (SOD) Market Value and the previous day’s Index Value as follows:

where:

where:

The foreign exchange rate described above is the previous day’s WM Company, Closing Spot Rate at 4:00 pm UK time in the calculation of the Start of Day Market Value.

The Index value reflects extraordinary dividends. The reinvestment of extraordinary dividends is carried out by adjusting the price of a security on the previous day with subtraction of the extraordinary dividend from its price on the ex-dividend date. The adjustment reinvests the dividend in all Index constituents in proportion to their respective weights.

Index Maintenance

The Index is rebalanced semi-annually by applying changes in total shares outstanding that have been accumulated during the half year. Changes are made effective after the close of the last trading day in each of June and December. If the scheduled effective date is a holiday, the effective date may be adjusted to the subsequent day.

During the semi-annual rebalancing, data is cut off after the last trading day in May and November, respectively. No changes are made to the Index from that cutoff until the semi-annual share change effective date with exception for corporate actions with a known ex-dividend day.

Shares in the Index are subject to change in the following circumstances:

PS-13 | Structured Investments Uncapped Return Enhanced Notes Linked to the OMX Stockholm 30 Index, Converted into U.S. Dollars

•	Trading Volume: If the trading volume in a share, in the opinion of NASDAQ, is so low that the price quote for that share is no longer satisfactory, NASDAQ may decide that the share will be excluded as an Index constituent. This may apply when, for example, the last sale price in the Index calculation deviates significantly from the current bid and ask prices. This action may only be taken after approval from the Index ombudsman and notice of this action will, if possible, be provided in an index announcement not later than two trading days prior to the effective day.

•	Information Requirements: If a company does not fulfill the information requirements provided by NASDAQ Stockholm, NASDAQ may consider the share to be ineligible. A decision may be taken to delete the share from the Index. These decisions will be made by NASDAQ following the consent of the Index ombudsman and notice of these actions will be given through an index announcement no later than two trading days prior to the effective date of the exclusion.

•	Mergers and Acquisitions: In the case of merger or acquisition, an Index constituent will be removed the day following the shareholder vote or the expected expiration of the tender offer, provided the acquisition is not contested. In the event the acquisition is contested, the deletion will occur once results have been received that indicate the acquisition is likely to be successful. If the approval is by written consent, the removal will occur as soon as reasonably practical.

•	Takeovers: If an Index constituent becomes the object of a public takeover offers or a merger agreement, NASDAQ may decide that the Index constituent will no longer be included in the Index. In case NASDAQ decides that a replacement will take place, the number of shares to be included in the Index calculation is determined by NASDAQ, in accordance with the terms of the offer or merger.

In case the new Index constituent is listed on NASDAQ Stockholm before the last trading day for the existing Index constituent, the replacement will take place with effect from the new Index constituent’s second trading day.

In case the Index constituent is delisted from NASDAQ Stockholm before the first trading day of the new Index constituent, the current Index constituent will be deleted from the Index calculation effective the day following its last trading day.  The new Index constituent will be included in the Index calculation from the second trading day on NASDAQ Stockholm.

In the event NASDAQ decides to subsequently list the Index constituent, which is Parallel Listed, and where both listings are Index constituents, in only one currency, NASDAQ will, commencing on the trading day after the last day for trading in the Index constituent which is subject to delisting, add the number of shares with which the outgoing Index constituent is included in the Index calculation to the number of shares with which the remaining Index constituent is included in the Index calculation at the time of delisting.

When an Index constituent is Parallel Listed, NASDAQ can decide that either the most liquid listing, in NASDAQ’s view, or both listings will be included as Index constituents.   An Index constituent which is Parallel Listed will normally be included in the Index with the number of shares that are registered in Euroclear Sweden at the time of each ordinary review of the Index composition.  NASDAQ may decide that such a Parallel Listed Index constituent will be included in the Index, provided that an Index announcement is sent out at least ten trading days before such change takes effect.

A Parallel Listed Index constituent is included in the Index calculation through the number of shares included in the Index constituent being weighted downwards by the number of shares included in Parallel Listed Index constituents.  The Parallel Listed Index constituent is included at the volume weighted average price (“VWAP”), calculated during the day prior to the change.  Upon calculation of the VWAP for the Index constituent, the rules regarding VWAP will be applied.

•	Fast Entry: When a company’s shares are listed on NASDAQ Stockholm prior to the next change in the composition of the Index, the company’s shares may be considered as an extra Index constituent after NASDAQ’s decision. In order for the company’s shares to be considered, the company’s market value must, in NASDAQ’s assessment, be expected to constitute at least 5% of the exchange value of the Index and a high liquidity in the shares must be anticipated. In the event the company’s shares are to become an extra Index constituent, entry into the Index will normally take place on the second trading day of listing of the share. The changes in the composition of the Index will take place in accordance with the rules for changes in the composition of the Index. The opening value will normally be the VWAP on the first listing day calculated in accordance with the Index rules. In the event the company’s shares become an extra Index constituent when less than three months remain of the specified control period, the extra Index constituent will be included as an Index constituent also during the subsequent calendar half year.

•	Bankruptcy: If a company files for bankruptcy, the Index constituent will be removed as soon as practicable thereafter. The share will be excluded at a price equal to zero if no other price can be observed on NASDAQ Stockholm.

The Index will also be subject to adjustment for corporate actions, such as stock split or reverse split, extraordinary dividends or distributions, bonus issues, share repurchases or redemptions and spin-offs. As noted above, no adjustments are made for ordinary dividends.  NASDAQ may, with respect to adjustments, with the prior approval of the Index Ombudsman, make an adjustment in circumstances other than those specified above or decide to modify a provision regarding adjustment or not to implement an adjustment.

PS-14 | Structured Investments Uncapped Return Enhanced Notes Linked to the OMX Stockholm 30 Index, Converted into U.S. Dollars

Split/Reverse Split and Consolidations

A stock split or reverse split is the action of a company in splitting or recouping its shares, reducing or increasing, respectively, par value in proportion and so increases or decreases, respectively, the number of shares.  The economic effect of a stock split or reverse stock split is equivalent to a bonus issue, as there is no flow of capital into or out of the company.  The number of shares increases but the market capitalization of the company remains unchanged. If the new shares deviate significantly from the Index Constituent, the method described below will be applied.

The price of the Index constituent is adjusted to reflect the ratio of a split or stock dividend and a corresponding inverse adjustment to the Index constituents is made.

Dividends

If a dividend is quoted in a different currency than Swedish krona, the dividend amount will be recalculated using the t-1 WM Company Closing Spot Rate (1600 UK), where t-1 is the trading day before the ex-dividend day.

Adjustment s will not be made for the payment of ordinary dividends.  Adjustments will neither be made for stock dividends, cash distributions or for capital reductions where the whole or part of the distribution replaces an ordinary dividend according to NASDAQ’s opinion.

Where a company, the shares of which constitute an Index constituent, decides upon a distribution which according to NASDAQ’s opinion is additional or non–regular, NASDAQ will carry out an adjustment.  The price of the Index constituent is adjusted for the amount of the extraordinary dividend.  The adjustment is carried out by adjusting the opining price of the Index constituent, which on the ex-dividend day will be determined at the most recent transaction price on the preceding trading day, less the value of the dividend that is calculated according to the principles above.

Bonus Issue

A bonus issue or stock dividend is an issue of shares free of charge to existing shareholders, the shares being brought into existence by the capitalization of the company's reserves.  The new shares are issued in proportion to each shareholder's existing holding.  The issue of bonus shares is merely an accounting transaction and results in no flow of capital into or out of the company.  The number of shares increases but the market capitalization of the company remains unchanged.  If the new shares deviate significantly from the Index constituent, the method described below will be applied.  The Index owner will increase the number of shares of the Index constituent, by the number of additional shares, on the ex-dividend day.

Repurchase of Shares

In the event a company, whose shares constitute Index constituents, repurchases its own shares at a premium through an offer directed to all of the company’s shareholders, NASDAQ will adjust the start price of the Index constituent on the ex-dividend day with reduction for the theoretical value of the sales right, according to the following formula:

The number of shares included in the Index will be adjusted according to the terms of the repurchase offer on the ex-dividend day.  If the sales right cannot be valued with the above method, the method in below will be applied.

Redemption of Shares / Cancellation of Shares

Where a company, whose shares constitute Index constituent s, resolves upon the redemption of shares at a premium directed to all shareholders, NASDAQ will adjust the start price of the Index constituent on the ex-dividend day with reduction for the theoretical value of the redemption right, according to the following formula:

The number of shares included in the Index will be adjusted according to the terms of the redemption on the ex-dividend day.  If the redemption right cannot be valued with the above method, the method below will be applied.

PS-15 | Structured Investments Uncapped Return Enhanced Notes Linked to the OMX Stockholm 30 Index, Converted into U.S. Dollars

Spin-Off and Adjustment for Issues

For the purpose of preventing share issues from affecting the value of the Index, NASDAQ will make adjustments to the Index in accordance with the provisions set forth below.  Notice of any adjustment will be given in an Index announcement.  Whenever possible, such announcement will be published not less than two trading days prior to the ex-dividend day.

New share issue is an offer by a company to existing shareholders to take part in a new issue of shares.  The new shares are offered in proportion to each shareholder's existing holding, generally at a reduced price.  If a company carries out a new issue of shares, which in the opinion of NASDAQ does not substantially deviate from the Index constituent (where the shareholders have preferential rights to the new shares), the number of Index constituents will be increased with effect on the day the share is listed on NASDAQ Stockholm without rights to participate in the issue.  In a rights issue both the number of shares outstanding and market capitalization of the company increases.  It is assumed that the rights issue is fully subscribed.  If the new shares deviate significantly from the Index constituent, the method described below will be applied.

When a company, the shares of which constitute an Index constituent, other than as set out for new share issues that are offered in proportion to each shareholder’s existing holding described above, carries out any of the following measures and where the shareholders have preferential rights of participation, the Basket Method, Valuation Method or the Fixed Price Method, as determined by NASDAQ, will be used.  The Basket Method will primarily be used, followed by, the Valuation Method and the Fixed Price Method.   NASDAQ will in due time notify which method that will be used.

The following measures may make the basis of adjustments in accordance with this section:

•	issue of convertible debentures, debenture certificates carrying subscription warrants or similar securities;

•	offer to acquire securities or rights of any type or receive such securities or rights without consideration; and

•	when a new issue is carried out, which involves the issue of a new type of security having rights that, in NASDAQ’s opinion, deviate significantly from the rights carried by the Index constituent.

The Basket Method may be used where the securities are considered eligible for Index inclusion and registered on, or listed on NASDAQ Stockholm or any other exchange or market place approved by NASDAQ prior to or on the ex-dividend day.  The shares will be included in the Index as an extra Index constituent on the ex-dividend day and no adjustment will be made to the price of the distributing share.  The start price of the extra Index constituent will be set to zero (0).  The extra Index constituent will be calculated in the Index at VWAP and will subsequently be removed from the Index at the end of the ex-dividend day at that day’s closing VWAP.

If the securities are to become registered with, or listed on, NASDAQ Stockholm or any other exchange or market place approved by NASDAQ in the near future after the distribution, they will be included as an extra Index constituent on the ex-dividend day.  The start value of the extra Index constituent will be determined by the difference between the previous trading day’s closing price (t-1) and the first traded price on the ex-dividend day (t) of the distributing share.  That value will then be fixed until the first trading day of the extra Index constituent.  On its first trading day, the extra Index constituent will start at the fixed price determined at (t) and then be included at VWAP and be removed from the Index at the end of the day at that day’s closing VWAP.

The Valuation Method may be used where the rights are listed on NASDAQ Stockholm or another exchange or market place approved by NASDAQ, or where when-issued futures are listed on NASDAQ Stockholm or another exchange or market place approved by NASDAQ.  In such cases, the valuation will be based on the VWAP of the rights or when-issued futures on the day prior to the ex-dividend day.

Where valuation of the right can be calculated, the opening exchange price of the Index constituent Pi,t-1 on the ex-dividend day will be determined at the most recent price on the preceding trading day, less the calculated value of the right.  Thereafter the regular Index calculation will take place employing the most recent transaction prices from NASDAQ Stockholm or another exchange or market place approved by NASDAQ.

The Valuation Method can also be based on the median value from not less than five valuations from members of NASDAQ Stockholm.  Where NASDAQ is of the opinion that the above valuations are not representative, taking into consideration the volume of trading in the rights or when-issued futures, or where the valuation in some other manner is not reliable, the Fixed Price Method will be used.

During the trading day prior to the day the Index constituent is listed on NASDAQ Stockholm without the right to participate in the issue or offer, the calculation of the Index Value will be carried out in such a manner that the Index constituent is calculated using VWAP in the Index.  Commencing on the ex-dividend day, however, the calculation of the Index Value will be carried out with respect to the Index constituent based on the preceding trading day's VWAP on NASDAQ Stockholm (fixed price).  In conjunction with the calculation of the Index Value, the relevant fixed price will be used during the entire ex-dividend day, or up to and including the trading day on which the first trade is reported on NASDAQ Stockholm without the right to participate in the issue or offer is listed on NASDAQ Stockholm.  For the trading day thereafter, a new market capitalization will be calculated for all Index constituents, using the most recently listed transaction prices on NASDAQ Stockholm, with the exception of the relevant Index constituent which will be calculated on the basis of the preceding trading day's VWAP (comparison price).  The Index Value for the relevant Index constituent will thereafter be calculated on the basis of transaction prices from NASDAQ Stockholm.

Upon calculation of the VWAP in accordance with the above, the rules regarding VWAP will be applied.

PS-16 | Structured Investments Uncapped Return Enhanced Notes Linked to the OMX Stockholm 30 Index, Converted into U.S. Dollars

Where the ex-dividend day for Index constituent above occurs on the same day as the Index constituent is available for trading ex dividends, the VWAP will be decreased by the dividend amount or the extraordinary dividend amount in accordance with the above.

License Agreement

JPMorgan Chase & Co. or its affiliate has entered into an agreement with NASDAQ providing it and certain of its affiliates or subsidiaries, including JPMorgan Financial, with a non-exclusive license and, for a fee, with the right to use the OMX Stockholm 30 Index, which is owned and published by NASDAQ, in connection with certain securities, including the notes.

PS-17 | Structured Investments Uncapped Return Enhanced Notes Linked to the OMX Stockholm 30 Index, Converted into U.S. Dollars